Exhibit 11
               ALLIED Life Financial Corporation and Subsidiaries
                        Computation of Per Share Earnings
               For the three months ended March 31, 1997 and 1996



                                                                                    1997                1996

Primary

Net income                                                                         $2,126,802         $2,697,300

Preferred stock dividends                                                            (419,497)          (391,285)

Adjusted net income                                                                 1,707,305          2,306,015


Earnings per share                                                                 $     0.38         $     0.50


     Total                                                                          4,501,597          4,633,202



Fully Diluted

Net income                                                                         $2,126,802         $2,697,300

Preferred stock dividends                                                            (419,497)          (391,285)

Adjusted net income                                                                $1,707,305         $2,306,015


Earnings per share                                                                 $     0.38         $     0.50

Total                                                                               4,501,597          4,633,202


  The common stock equivalents are not entered into earnings per share computations because they would not have a dilutive effect.